EXHIBIT 99.1

NEWS RELEASE

Contact:

Tim Nicolaou

Chief Executive Officer

(210) 308-8267
E-mail:	tnicolaou@globalscape.com
Web Site:	www.globalscape.com

GLOBALSCAPE COMMON STOCK QUOTED ON OTCBB;

CEO COMMENTS ON STRATEGY

SAN ANTONIO, TEXAS, February 19, 2002— GlobalSCAPE, Inc. announced today that its common stock is quoted on the NASD’s OTC Bulletin Board (OTCBB) under the symbol “GSCP.”  Approximately 27% of GlobalSCAPE’s common stock was distributed to the public on September 12, 2000 by GlobalSCAPE’s parent, ATSI Communications, Inc. (Amex: AI). At the time of the distribution, the shares were restricted from trading by a provision of GlobalSCAPE’s Bylaws.  This trading restriction expired on January 1, 2002.  Although the outstanding share certificates bear a restrictive legend, GlobalSCAPE has instructed its transfer agent, Mellon Investor Services, to permit transfers notwithstanding the legend.  Therefore, shareholders need not submit their certificates for re-issuance.  Shareholders who encounter questions about the restrictive legend on their certificates may wish to provide a copy of GlobalSCAPE’s instruction letter to Mellon releasing the legend.  This letter can be found at www.globalscape.com/company/ir.shtml.  You may print a copy of this letter and present it to your broker with your certificate to resolve any questions.  All directors and executive officers of GlobalSCAPE have signed a six-month lockup agreement restricting tradability of their GlobalSCAPE shares.

“I am pleased to announce this news,” said Tim Nicolaou, CEO of GlobalSCAPE.  “In addition to providing our shareholders with a market and an identifiable value for their stock, I believe the inclusion of GlobalSCAPE’s stock on the OTCBB will expand our business development opportunities as well as facilitate funding should we need capital.”

“GlobalSCAPE continues to prosper in the midst of an industry-wide recession.  Through the third quarter of 2001, we maintained positive cash flow despite the loss of advertising revenue, and we increased software sales compared to the same period last year. Virtually all of our revenue now results from software sales, and we remain focused on enhancing our product offerings.  We expect to have a portfolio of eight products in 2002, two of which are server-based products targeting the corporate market.”

GlobalSCAPE released two new products in 2001 — CuteFTP Pro®, a secure file transfer application and CuteSite BuilderTM, an easy-to-use Web site authoring tool.  The company re-positioned its file compression utility, CuteZIP®, by enhancing its security features to meet market demands within the corporate segment.  Two new products are in the final quality assurance testing phase - GlobalSCAPE Secure FTP ServerTM, a companion product to CuteFTP Pro, and VDriveTM, a browser-based remote storage solution for Web site operators.

Mr. Nicolaou further commented, “GlobalSCAPE’s long-term strategy also includes the development of an entry-level Web content management product.  We have seen a migration in the Web development market from discrete development tools to integrated Web content management solutions. These solutions permit contributors from various disciplines within a company to directly control the company’s Web content, reducing the reliance on technical personnel.  This enables the company to reduce costs and release Web content more quickly.  We intend to leverage our strong corporate brand known by the global IT community for affordable, high quality file management and web development software to penetrate this market.  Altogether, I believe 2002 will be an exciting year.”

GlobalSCAPE Inc., founded in 1996, is a leading developer of high-quality, affordable content and file management solutions, which enable individuals and organizations to easily create, move and manage information in a secure, collaborative environment. GlobalSCAPE software delivers powerful functionality, yet is easy to use, supporting advanced users and novices alike. Premier products are offered in German, French, Spanish, Japanese and Chinese to support international clientele. For more information please visit www.globalscape.com.

ATSI Communications, Inc. is an emerging international carrier serving the rapidly expanding niche markets in and between Latin America and the United States, primarily Mexico. The Company’s borderless strategy includes the deployment of a “next generation” network for more efficient and cost effective service offerings of domestic and international voice, data and Internet.  ATSI has clear advantages over the competition through its corporate framework consisting of unique licenses, interconnection and service agreements, network footprint, and extensive retail distribution.

This news release contains “forward-looking statements” which are statements of management’s beliefs and expectations about the future. We have identified forward-looking statements by using words such as ``expect,’’ ``believe’’ and ``should.’’  Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. Risks that could cause these statements not to be true include the failure of the content management market to grow, failure to develop or license the intellectual property needed for a Web content management product, and other Risk Factors discussed in filings made by GlobalSCAPE with the SEC.